Exhibit 10.6

EXECUTION COPY

MEDIA LICENSE AGREEMENT

THIS MEDIA LICENSE AGREEMENT (this “Agreement”) is made and effective as of the date of the Closing (as defined in the Merger Agreement (as defined below)) (the “Effective Date”), between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame (“PFHOF”), HOF Village Media Group, LLC (the “Village Media Company”), a Delaware limited liability company that is a wholly-owned subsidiary of HOF Village, LLC, a Delaware limited liability company (“HOFV”) and, solely for purposes of Section 4.5, HOFV; each a “Party” and collectively, the “Parties”.

RECITALS

A.	In connection with a Master Transaction Agreement dated December 11, 2018, as amended of even date herewith and as it may be amended or otherwise modified from time to time (the “Master Transaction Agreement”), by and among the Parties and certain other parties, as well as other agreements referenced in the Master Transaction Agreement relating to the development of the Hall of Fame Village Complex (the “Village”), the Parties have determined that it is appropriate and in the Parties’ best interests to enter into a media license agreement for the exploitation of certain PFHOF assets by the Village Media Company and its Affiliates.

B.	The Parties further desire to provide for the sharing of media-related opportunities between the Village Media Company and Hall of Fame Media Group, LLC, an Ohio limited liability company and indirect wholly-owned subsidiary of PFHOF (the “HOF Media Company”).

AGREEMENT

NOW THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (including but not limited to consideration outlined in the Master Transaction Agreement), and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	“Advisory Board” shall mean a board of advisors to the Village Media Company and the HOF Media Company made up of four (4) individuals – (i) the Chief Executive Officer of HOFV, (ii) the Chief Executive Officer of PFHOF, (iii) the Chief Executive Officer of the Village Media Company and (iv) the Executive Director of the HOF Media Company; provided, that if the Chief Executive Officer of the Village Media Company and the Executive Director of the HOF Media Company are the same individual (as is expected as of the Effective Date), then the fourth member of the Advisory Board shall be appointed by unanimous agreement of the foregoing individuals. The Advisory Board’s function shall be to facilitate the consideration of opportunities presented to either or both of the Village Media Company and the HOF Media Company.

1.2	“Affiliate” with respect to the Village Media Company shall mean any of HOFV and any of the following entities so long as it is directly or indirectly controlled by, or is under common control, with HOFV: HOF Village Stadium, LLC; HOF Village Parking, LLC; HOF Village Land, LLC; HOF Village Youth Fields, LLC; HOF Village Hotel I, LLC; HOF Village Sports Business, LLC; Youth Sports Management, LLC; HOF Village Parking Management I, LLC; HOF Village Residences I, LLC; HOF Village Center for Excellence, LLC; HOF Village Center for Performance, LLC; HOF Experience, LLC; and JCIHOFV Financing, LLC. “Affiliate” with respect to PFHOF shall mean any entity that is directly or indirectly controlled by, or is under common control with, PFHOF. For purposes of this definition, “control” means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of the Affiliate, whether through the ownership of voting securities, by contract, or otherwise.

1.3	“Exploit” or “Exploitation” means to reproduce, distribute, digitally transmit, publish, publicly perform or otherwise display via any and all means of video or audio-visual media, or means of distribution except as set forth in this Agreement as to manner, frequency or duration of use including, but not limited to: film, television, streaming, short-form streaming, social media, SVOD, IVOD, pay per view, OTT, theatrical professional/non-professional productions, location based entertainment, music, publishing, holographic mediums, projection mapping, haptic mediums, as well as any marketing, advertising, and promotional activities thereof in any medium currently existing or hereinafter created.

1.4	“Merger Agreement” means that certain Agreement and Plan of Merger, dated September 16, 2019, by and among GPAQ Acquisition Holdings, Inc., a Delaware corporation, Gordon Pointe Acquisition Corp, a Delaware corporation, GPAQ Acquiror Merger Sub, Inc., a Delaware corporation, GPAQ Company Merger Sub, LLC, a Delaware limited liability company, HOFV, and HOF Village Newco, LLC, a Delaware limited liability company.

1.5	“Person” means an individual, corporation, partnership, association, limited liability company, joint venture, trust, estate, joint stock company or other similar organization, government or political subdivision thereof, or any other entity.

1.6	“PFHOF Works” shall mean the written, audio, visual, audiovisual, or choreographic works currently or hereafter owned by or freely sub-licensable by PFHOF.

2

2.	GRANT OF RIGHTS

2.1	Subject to the terms of this Agreement (including, without limitation, Sections 2.3, 2.4, 2.6 and 5 below), PFHOF hereby grants to the Village Media Company a worldwide, non-exclusive, limited, non-sublicenseable and non-assignable (except to the extent set forth in this Agreement) right and license to (a) Exploit the PFHOF Works and (b) edit, supplement or otherwise adapt, incorporate or otherwise utilize, the PFHOF Works to create, produce and Exploit new, original work(s) (each such work in this clause (b), a “HOFV Work”). For the avoidance of doubt, after the termination or expiration of this Agreement, the Village Media Company and its permitted licensees shall continue to have the right to fully exploit, use, and Exploit the HOFV Works for the length of the term of the license granted by PFHOF in connection with such HOFV Work pursuant to Section 2.3; provided that the length of the term of such license shall be a minimum of five (5) years. Any HOFV Works created pursuant to this Agreement shall exclusively be owned by the Village Media Company; provided, however, that, (i) PFHOF shall own all right, title, interest, and copyright in and to the underlying PFHOF Work(s) as further set forth in Section 2.5 and (ii) the Village Media Company’s ownership is subject in all events to any Rights Restrictions and the terms of the license (including the term of such license) granted by PFHOF in connection with such HOFV Work pursuant to Section 2.3.

2.2	In addition to any rights set forth herein, PFHOF shall have the right and license to Exploit HOFV Works, at no fee or charge to PFHOF or any of its Affiliates, for educational, not-for-profit purposes aligned with the mission of PFHOF which usage shall not diminish the value of the Village Media Company’s or its Affiliates’ Exploitation of such HOFV Work in accordance with the terms of this Agreement. HOFV must preapprove any of PFHOF’s proposed plans to Exploit the HOFV Works, such approval not to be unreasonably withheld.

2.3	Notwithstanding anything to the contrary in this Agreement, PFHOF shall have the right to approve (in its sole and absolute discretion) any and all usage of, and Village Media Company’s (and its Affiliates’ and permitted licensees’) plans to Exploit, the PFHOF Works (including any inclusion of any PFHOF Work in any HOFV Work and the term of such usage). Prior to any initial Exploitation of a PFHOF Work, the Village Media Company, at its own expense, must furnish to the Advisory Board and PFHOF a written notice (“Notice”) which Notice will set forth the Village Media Company’s proposal for Exploitation of a PFHOF Work (whether by itself or as incorporated into a HOFV Work), which proposal shall at a minimum specify the applicable PFHOF Work(s) to be Exploited by the Village Media Company, the nature and location of the proposed Exploitation and a pro forma specifying the economics and approximate time period related to such Exploitation. The Advisory Board shall, within fourteen (14) days of its receipt of the Notice, make a recommendation to PFHOF to either approve or reject such proposal as set forth in the Notice. PFHOF shall, within fourteen (14) days of its receipt of the recommendation of the Advisory Board, either approve or reject the proposal as set forth in the Notice. If PFHOF does not approve the proposal as set forth in the Notice within fourteen (14) days of PFHOF’s receipt of the recommendation of the Advisory Board, such proposal shall be deemed rejected by PFHOF. In the event that a proposal is rejected (or deemed rejected) by PFHOF, PFHOF shall, upon request from the Village Media Company, provide a written explanation (with reasonable detail) outlining its reason for rejecting such proposal. Upon PFHOF’s approval with respect to any such proposal, the Village Media Company (and its Affiliates and permitted licensees) may Exploit the applicable PFHOF Work(s) so long as such Exploitation is in conformance with the proposal as approved by PFHOF (including any proposed sublicenses in accordance with Section 2.4).

3

2.4	The Village Media Company shall have the right to sublicense (a) the production and creation of the HOFV Works and (b) Exploitation of the PFHOF Works hereunder to any of its Affiliates; provided, that, Village Media Company shall (x) cause such sublicenses to comply with all terms and conditions of this Agreement and (y) not be relieved of any of its obligations under this Agreement as a result of any such sublicense, and will be primarily responsible for any acts or omissions of such sublicensees.

2.5	Notwithstanding anything to the contrary contained in this Agreement, as between PFHOF (and its Affiliates), on the one hand, and the Village Media Company (and its Affiliates), on the other hand, PFHOF shall own and control all right, title, interest, and copyright in and to the PFHOF Works, including, without, limitation, any and all PFHOF Work(s) utilized by, or incorporated in, any HOFV Work and all of its constituent elements, which shall include, without limitation, all feeds recorded by or on behalf of PFHOF in connection with the production of such PFHOF Work, all event footage contained therein and all information and data concerning such PFHOF Work, and all derivatives of the foregoing (except for derivatives that constitute HOFV Works, which ownership shall be retained by the Village Media Company). The Village Media Company agrees, on behalf of itself and its Affiliates and their permitted sublicensees, that all uses by the Village Media Company or any of its Affiliates or their respective permitted sublicensees of the PFHOF Work shall inure to the benefit of PFHOF, and any right that may accrue to the Village Media Company, any of its Affiliates or any of their respective permitted sublicensees related thereto and any goodwill associated therewith are hereby granted and assigned to PFHOF or its designee. Notwithstanding the foregoing, to the extent any HOFV Work incorporates any HOFV trademarks, service marks, or trade dress (“HOFV Trademarks”), use of such HOFV Trademarks shall inure solely to HOFV’s benefit. The Village Media Company shall not, and shall cause its Affiliates and their respective permitted sublicensees not to, whether during the Term or thereafter, challenge (a) the rights of PFHOF in and to any PFHOF Work, (b) the validity of any PFHOF Work, (c) PFHOF’s right to grant rights or licenses relating to the PFHOF Works or (d) the validity, legality, or enforceability of this Agreement.

2.6	The Village Media Company acknowledges the existence of agreements in effect as of the Effective Date between PFHOF and certain licensees and/or licensors of PFHOF Works that may restrict or prohibit PFHOF from making certain PFHOF Works available for use or Exploitation under this Agreement, including, without limitation that certain agreement effective as of June 25, 2013 among NFL Enterprises LLC, PFHOF and PFHOF Enshrinees Events, Inc. d/b/a Pro Football Hall of Fame Enterprisers (the “NFLN Agreement”) (any and all such restrictions and prohibitions, collectively, “Rights Restrictions”) and that the Village Media Company’s rights under this Agreement shall subject and subordinate to any such Rights Restrictions for so long as such Rights Restrictions are in effect. Without limiting the foregoing, in the event that the Village Media Company is prohibited from pursing and launching an opportunity to create and Exploit an HOFV Work or use or Exploit an existing PFHOF Work pursuant to Sections 2.7, 2.8 or 2.9 as a result of a Rights Restriction under the terms of the NFLN Agreement, then the Parties shall negotiate in good faith a reasonable decrease in the Annual Guarantee for the calendar year in which such opportunity is unavailable.

4

2.7	PFHOF agrees not to grant licenses to create new PFHOF Works, except with respect to the categories identified on Exhibit A, to any third party during the Term without first offering to the Village Media Company the right of first refusal to create such PFHOF Works on equal terms, subject to any Rights Restrictions. If PFHOF desires to offer a license to any third party or if it receives any bona fide offer from a third party that it is willing to accept, it shall promptly communicate such offer, including the specific terms and business plan relating to such offer, to the Village Media Company and provide the Village Media Company with at least fourteen (14) days to exercise its right of first refusal. If the Village Media Company elects to exercise its right of first refusal, the terms of the offer shall apply, the applicable license shall be subject to the terms and conditions of this Agreement and the Village Media Company shall pay to PFHOF a License Fee (as defined below) for such license in accordance with this Agreement. If the Village Media Company does not exercise its right of first refusal, PFHOF shall have the right to grant a license with respect to such third party on the same terms originally provided to the Village Media Company.

2.8	PFHOF agrees that during the Term, except with respect to the categories identified on Exhibit A, it will not create new PFHOF Works without first granting the Village Media Company a right of first offer to create such PFHOF Work, subject to any Rights Restrictions. If PFHOF desires to create new PFHOF Works, it shall present a proposed business plan in writing to the Village Media Company. The Village Media Company will have fourteen (14) days to review such business plan and elect to proceed under the business plan. If the Village Media Company elects proceed under the business plan, then creation of such PFHOF Work shall be subject to the terms and conditions of this Agreement and the Village Media Company shall pay to PFHOF a License Fee in accordance with this Agreement for the license to create the PFHOF Work. If the Village Media Company does not make such an election, then PFHOF shall have the right to create such PFHOF Work itself.

2.9	PFHOF agrees that during the Term, except with respect to the categories identified on Exhibit A, if PFHOF desires to either exploit itself or license a third party to exploit an existing PFHOF Work, it shall first give the Village Media Company a right of first offer to exclusively license such PFHOF Work, subject to any Rights Restrictions. In such a case, PFHOF shall promptly notify the Village Media Company and provide the Village Media Company with any bona fide third party offer to license such PFHOF Work that PFHOF is willing to accept, including any specific terms and proposed business plan relating to such offer. The Parties shall then negotiate in good faith an agreement to exclusively license the particular PFHOF Work. If the Parties reach an agreement within thirty (30) days, then the applicable license shall be subject to the terms and conditions of this Agreement and the Village Media Company shall pay to PFHOF a License Fee for such license in accordance with this Agreement. If the Parties cannot reach an agreement within thirty (30) days, then PFHOF shall have the right to exploit or license the PFHOF Work itself.

5

2.10	PFHOF represents and warrants to the Village Media Company that it is the exclusive owner of the PFHOF Works or has the right to grant the licenses and other rights granted to the Village Media Company hereunder, including the right to use the PFHOF Works as permitted herein and that, subject to any Rights Restriction in effect on the Effective Date, PFHOF has secured any necessary releases for any rights of publicity or privacy and can license such rights to the Village Media Company hereunder.

2.11	PFHOF agrees to indemnify, defend, and hold harmless the Village Media Company, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or relating to (a) the Village Media Company’s authorized use of the PFHOF Works, as permitted by, and in accordance with, the terms of this Agreement, (b) any breach by PFHOF of any warranty, representation, obligation, or agreement made under this Agreement, or (c) PFHOF’s use of the HOFV Works in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the HOFV Works by PFHOF.

2.12	The Village Media Company represents and warrants to PFHOF that it is (a) a limited liability company organized and in good standing under the laws of the State of Delaware and (b) a wholly-owned subsidiary of HOFV.

2.13	The Village Media Company agrees to indemnify, defend, and hold harmless PFHOF, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or related to (a) the Village Media Company’s use of the PFHOF Works in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the PFHOF Works, (b) any breach by the Village Media Company (or its sublicensees, if applicable) of any warranty, representation, obligation, or agreement made under this Agreement, (c) the Exploitation of any of the rights granted pursuant to the terms of this Agreement by the Village Media Company, its Affiliates, licensees or sublicensees arising out of or relating to the Exploitation of any PFHOF Works or HOFV Works (unless such liability arises solely from use of the PFHOF Works by the Village Media Company in accordance with this Agreement), (d) PFHOF’s authorized use of any HOFV Works as permitted by, and in accordance with, the terms of this Agreement, (e) any advertising, promotion or other similar materials that are inserted into any Exploitation of any PFHOF Work or any HOFV Work (but excluding advertising or promotional announcements supplied by or on behalf of PFHOF and excluding any claims arising solely from use of the PFHOF Works by the Village Media Company in accordance with this Agreement)) or (f) any failure of the Village Media Company to comply with applicable laws in connection with the rights and performance of its obligations under this Agreement.

6

2.14	Except for Section 3.5, nothing in this Agreement shall be construed as limiting in any way the Village Media Company’s ability to seek and exploit separate rights from any third party.

3.	OPERATION OF VILLAGE MEDIA COMPANY

3.1	The Chief Executive Officer of the Village Media Company (the “CEO”) shall be the Manager of the Village Media Company.

3.2	The Executive Producer of the Village Media Company (the “EP”) shall report to the CEO with input from the Chief Executive Officer of PFHOF. To the extent that the Village Media Company and PFHOF work collaboratively on media projects, the EP’s services on such projects for the benefit of PFHOF shall be charged to PFHOF at cost without markup. Performance objectives for the EP shall be determined by the CEO with input from the Advisory Board.

3.3	In consultation with the CEO, the EP shall annually prepare a staffing plan for the Village Media Company’s operations and present such plan to the Advisory Board for review. Staff employed by the Village Media Company may be used for projects solely for the benefit of PFHOF or for projects that are collaboratively undertaken by both the Village Media Company and PFHOF. The Advisory Board shall be informed to the extent Village Media Company staff are employed on projects solely for the benefit of PFHOF or on projects that are collaboratively undertaken by both the Village Media Company and PFHOF. In addition, (a) PFHOF shall bear its proportionate share of the cost of such Village Media Company staff (at cost without markup) that work on such collaborative projects and, to the extent such staff work 100% on a PFHOF project, PFHOF shall bear all of the cost of such staff for such project (at cost without markup) and (b) the Village Media Company shall bear its proportionate share of the cost of PFHOF staff (at cost without markup) that work on such collaborative projects and, to the extent such staff work 100% on a Village Media Company project, the Village Media Company bear all of the cost of such staff for such project (at cost without markup). The EP shall ensure that, to the extent that PFHOF and the Village Media Company share staff, that such sharing will not impact the ability of PFHOF or the Village Media Company to meet their respective budget, creative goals, or sales/marketing goals for any year.

7

3.4	The Advisory Board shall meet regularly to facilitate the Village Media Company’s consideration of media-related opportunities contemplated hereunder and to review proposed projects, budgets, schedules, and creative concepts under consideration by the Village Media Company.

3.5	All communication with the National Football League (the “NFL”), its 32 Member Clubs, NFL Legends and Gold Jackets shall be made exclusively and directly through PFHOF. For the avoidance of doubt, PFHOF has the exclusive and sole relationship with the NFL, its 32 Member Clubs, NFL Legends and Gold Jackets for any and all PFHOF and HOFV activities; provided, however, that any communication relating to any investment by the NFL in any Village Media Company project, may be made directly through the President of PFHOF or the Chief Executive Officer of HOFV; and, provided further, that the Village Media Company shall have the right to present opportunities related to any of the above for approval by PFHOF.

4.	TERM AND TERMINATION

4.1	Unless otherwise terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2034 (such period, including as may be extended in accordance with the subsequent sentence, the “Term”). Thereafter, the agreement shall automatically renew for successive five (5)-year terms, unless either Party gives written notice to the other Party of intent not to renew at least six (6) months prior to the expiration of the then-current Term. If either party elects not to renew the Agreement and the other party wishes to continue the Agreement, the Parties shall attempt in good faith to negotiate an amendment to the Agreement to renew the Term on such terms as may be negotiated by the Parties. Such good faith negotiation shall continue until both Parties agree to cease negotiations or until expiration of the Term.

4.2	After good faith consultation with the Advisory Board, either Party shall have the right to terminate this Agreement at any time for an uncured material breach by the other Party, including the non-payment of the Annual Guarantee, license fees and staffing fees, provided that the non-breaching Party provides prior written notice to the breaching Party, specifying the alleged material breach, and further provided that the breaching Party shall have thirty (30) days after receipt of such notice to cure the material breach, to the reasonable satisfaction of the non-breaching Party; provided, further, that if such breach (other than a breach for non-payment) cannot be cured during such 30-day period, but the allegedly breaching Party has commenced and is continuing good faith efforts to cure such breach within such 30-day period, then the cure period shall be extended until the allegedly breaching Party has stopped making good faith efforts to cure such breach, such extension not to exceed ninety (90) days.

4.3	Either Party may terminate this Agreement immediately upon giving notice if the other Party ceases to conduct its operations in the normal course of business, including the inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against the other Party, or a receiver or custodian is appointed or applied for by the other Party, or an assignment for the benefit of creditors or a transfer of all or substantially all of its property is made by the other Party.

8

4.4	In addition to and without limiting any other provision of this Agreement, if a Change of Control occurs at any time during the Term, PFHOF shall have the right to terminate this Agreement immediately upon giving notice of such termination to the Village Media Company. For purposes of this Section 4.4, a “Change of Control” shall mean any transaction or series of related transactions that results in (including by way of merger or consolidation), or that is in connection with, the Village Media Company no longer being controlled (as defined in Section 1.2) by or under common control (as defined in Section 1.2) with HOFV.

4.5	In addition to and without limiting any other provision of this Agreement, in the event the Village Media Company or HOFV fails to pay the Annual Guarantee to PFHOF in accordance with Section 5.1 and such failure is not cured within thirty (30) days of notice thereof by PFHOF, then the rights of first offer granted to HOFV in Section 3.1 of the First Amended and Restated License Agreement, dated as of September 16, 2019 between PFHOF and HOFV (the “License Agreement”) shall automatically and immediately terminate, regardless of whether PFHOF elects not to terminate this Agreement in accordance Section 4.2.

4.6	Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically and immediately terminate, without any further action or notice to any Party, upon termination of the License Agreement.

4.7	Upon the expiration or termination of this Agreement as provided in this Section 4, the rights and obligations of the Parties under this Agreement shall be terminated, except as provided herein.

5.	FEES

5.1	Subject to Section 2.6, the Village Media Company shall, or shall cause HOFV to, pay to PFHOF a minimum guarantee of one million two hundred and fifty thousand dollars ($1,250,000) (the “Annual Guarantee”) each year during the Term; provided that the Parties acknowledge and agree that after the first five (5) years of the Term, the Annual Guarantee shall increase by three percent (3%) on a year-over-year basis (e.g., the Annual Guarantee shall increase to $1,287,500 for year six (6) and to $1,326,125 for year seven (7)). The first Annual Guarantee payment shall be due and payable on the Effective Date and thereafter shall be payable to PFHOF on each twelve (12) month anniversary of the Closing Date during the Term.

9

5.2	In consideration of any license granted to the Village Media Company hereunder, the Village Media Company shall, or shall cause HOFV to, pay to PFHOF a license fee specific to the PFHOF Work(s) licensed by PFHOF hereunder (“License Fee”) pursuant to the rate for the applicable project or opportunity as will be mutually agreed between the Parties for each opportunity; provided that License Fees shall be debited first from the Annual Guarantee, which shall satisfy such License Fees due and payable hereunder until the aggregate amount of the License Fees due and payable during such calendar year exceeds the Annual Guarantee for such calendar year. For clarity, if for any calendar year during the Term, the amount of License Fees for such calendar is (x) less than the amount of the Annual Guarantee, the Village Media Company shall still be required to pay the Annual Guarantee for such calendar year or (y) more than the Annual Guarantee, the Village Media Company shall be required to pay all License Fees in excess of the Annual Guarantee for such calendar year. The Parties acknowledge and agree that two hundred twenty five thousand dollars ($225,000) (the “Youth Sports License Fee”) shall be credited against the Annual Guarantee on the Closing Date and each anniversary of the Closing Date during the Term for the license granted by PFHOF to Youth Sports Management, LLC (“Youth Sports”) pursuant to that certain branding license agreement to be entered into on the Effective Date between PFHOF and Youth Sports for so long as such agreement remains in effect; provided that after the first five (5) years of the Term, the Youth Sports License Fee shall increase by three percent (3%) on a year-over year basis and thereafter, the aggregate amount of the Youth Sports License Fee, after giving effect to such increase each year, shall be the amount credited against the Annual Guarantee.

6.	FORCE MAJEURE

In the event either Party is unable to comply fully with its obligations (other than payment obligations) under this Agreement due to an event beyond the control of the Party whose performance is affected, including any legal prohibition, court order, degree, regulation or requirement of any governmental entity having jurisdiction, strikes, catastrophe, drought, shortage of water or other action of the elements, temporary or permanent shutdown due to regulatory or other governmental actions, or Acts of God or any other matters beyond its control, such Party shall while so affected be relieved to the extent thus prevented from performing its obligations hereunder and such non-performance shall not, in and of itself, be deemed to be a breach of this Agreement; provided that, in such event, the non-performing Party takes all commercially reasonable measures to remove the disability and resume full performance hereunder at the earliest possible date.

7.	GENERAL PROVISIONS

7.1	Confidentiality

(a)	“Confidential Information” means all forms of confidential information, including technical information and business information, disclosed by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) during the Term in connection with this Agreement, that is identified as confidential or is information that is of a nature that is customarily regarded as confidential, whether disclosed in electronic, tangible, oral or visual form; provided that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the Disclosing Party prior to or at the time of disclosure or within thirty (30) days thereafter, or if the Receiving Party should reasonably know that such visual or oral disclosures are intended to be confidential. Confidential Information shall not include such information that: (i) as of the date of disclosure is known to the Receiving Party or its Affiliates, as shown by written documentation; (ii) was independently developed by the Receiving Party or its Affiliates without access to the Disclosing Party’s Confidential Information; (iii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault of the Receiving Party; or (iv) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the Disclosing Party.

10

(b)	Each Receiving Party agrees: (i) not to disclose, make public, or authorize any disclosure or publication of such Confidential Information of the Disclosing Party except as expressly permitted herein; (ii) to take reasonable measures to protect the confidentiality of the Disclosing Party’s Confidential Information exercising the same degree of care to preserve and safeguard the Disclosing Party’s Confidential Information as it uses to preserve and safeguard its own Confidential Information, but in no event less than a reasonable degree of care; (iii) to restrict access to such Confidential Information to only those officers, directors, or employees of the Receiving Party or its Affiliates or representatives who have a need to know such Confidential Information and who are bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and (iv) not to remove any confidential or proprietary markings or designations placed by the Disclosing Party on such Confidential Information. The Receiving Party and its Affiliates shall not use the Disclosing Party’s Confidential Information for any purpose except as permitted by this Agreement.

(c)	The confidentiality obligations contained herein shall not apply to the extent that the Receiving Party is required to disclose the information by law, order, or regulation of a governmental agency or a court of competent jurisdiction; provided that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

(d)	Upon termination of this Agreement, each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Confidential Information of the Disclosing Party that is in the possession, custody, or control of the Receiving Party. The Village Media Company shall be permitted to retain copies of PFHOF’s Confidential Information as necessary to allow the Village Media Company to exercise its post-termination rights with respect to such information.

11

(e)	Each Party acknowledges that a breach or threatened breach of this Section 7.1 on its part shall result in irreparable and incalculable damages to the other Party. Therefore, in addition to any action by either Party for collection of damages resulting from the breach of this Agreement, such Party shall also be entitled to immediate injunctive relief, restraining the other Party from continued or threatened breach of this Agreement. Each Party further agrees that, upon a finding of a breach of the terms of this Agreement on its part, such Party shall pay to the other Party the costs and expenses, including attorneys’ fees, which the other Party incurs in enforcing the terms of this Agreement.

7.2	Notices. Any notice required or permitted by this Agreement will be in writing and delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the appropriate address set forth below or such other address as to which the Parties have been notified hereunder.

7.3	Compliance with Laws and Regulations. Each of the Village Media Company and PFHOF, as applicable, agrees to be in material compliance with all federal, state, and local laws, ordinances, and regulations applicable to its respective operations and to obtain and maintain all licenses and permits required by law necessary for each of their respective operations.

7.4	Governing Law and Arbitration.

(a)	This Agreement will be governed in all respects by the laws of the State of Ohio (without regard to conflicts of law provisions), as such laws are applied to agreements entered into and to be performed entirely within the State of Ohio between Ohio residents.

(b)	Any dispute between the Parties concerning the scope or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in effect on the date that a dispute is submitted to arbitration (the “Rules”). The arbitration shall be held in Canton, Ohio, and shall be before a panel of three arbitrators, one chosen by each of the Parties and a third chosen by the two arbitrators so chosen by the Parties. Not less than fifteen (15) days prior to the arbitration, each Party shall submit to the other the documents and a list of witnesses it intends to interview or call in the arbitration. The arbitrators shall apply the substantive law of the State of Ohio with regard to any dispute that becomes the subject of arbitration, and the arbitrators will be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding.

12

(c)	In any action, suit, proceeding, claim, or counterclaim brought to enforce this Agreement or any of its provisions, the Party that prevails in any such action, suit, proceeding, claim, or counterclaim (the “Prevailing Party”) shall recover its costs, fees, and expenses, including, but not limited to, the reasonable costs, fees, and expenses of attorneys and outside experts (collectively, “Expenses”), from the other Party (the “Non-Prevailing Party”), and the court or arbitration panel shall be so instructed to determine which Party is the Prevailing Party, to grant the recovery of the Expenses incurred by the Prevailing Party, and to order the Non-Prevailing Party to pay the Expenses of the Prevailing Party.

7.5	Assignment. The Village Media Company shall not, directly or indirectly, assign, sublicense or otherwise transfer any of its rights or obligations hereunder without the prior written consent of PFHOF. The transfer of ownership of the Village Media Company pursuant to the Merger Agreement shall not require the consent of PFHOF.

7.6	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

7.7	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any other or subsequent breach by such other Party.

7.8	Authority. Each Party warrants and represents that such Party’s execution and delivery of this Agreement has been duly authorized by proper corporate or limited liability company action and that this Agreement is a binding obligation of such Party enforceable in accordance with its terms.

7.9	Independent Contracting Parties. The Parties are independent contracting parties and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party the authority to assume or create any obligation on behalf of or in the name of the other. Furthermore, the Parties shall remain separate and independent contracting parties and nothing in this Agreement shall make either Party subject to a joint venture agreement or other mutual arrangement between the Parties.

7.10	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Original License Agreement. This Agreement may be changed only by mutual agreement of the Parties in writing.

7.11	Merger Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing (as such term is defined in the Merger Agreement) does not occur, this Agreement shall be terminated and the provisions herein shall have no force or effect.

[signature page follows]

13

IN WITNESS WHEREOF, PFHOF, HOFV (solely for purposes of Section 4.5) and the Village Media Company have caused this Agreement to be executed by their respective, duly authorized representatives, effective as of the Effective Date.

NATIONAL FOOTBALL MUSEUM, INC.

By:
C. David Baker
President

Date:

Address:	2121 George Halas Drive NW
Canton, Ohio 44708

HOF VILLAGE MEDIA GROUP, LLC

By:
Name:
Title:

Date:

Address:	1826 Clearview Avenue NW
Canton, Ohio 44708

[Media License Agreement]

For the purpose of acknowledging and agreeing to the terms set forth in Section 4.5:

HOF VILLAGE, LLC

By:
Name:
Title:

Date:

Address:	1826 Clearview Avenue NW
Canton, Ohio 44708

[Media License Agreement]

Exhibit A

Excluded Categories and Properties

1. Any PFHOF Works in, or Exploited in connection with, the following Categories:

•	Health Care
•	Museums
•	Education
•	Sports Betting

2. Any programming or content created or Exploited in support and furtherance of the PFHOF’s mission.

3. The following television properties that are subject to perpetual rights and existing and future media deals (including any extensions, renewals or similar agreement in connection any existing agreement):

Properties and rights subject to agreements with NFL Enterprises LLC (“NFLN”) and ESPN, Inc. (“ESPN”) through September 1st 2021 (and any extension, renewal or similar agreement relating thereto).

•	Enshrinement Ceremonies
•	Other Enshrinement Events reserved for NFLN

o	Gold Jacket Show one hour (2019 - 2 hours co-copyright NFLN PFHOF)

o	Five One Hour Gold Jacket Contender Shows from September to February around the Enshrinement Selection Process

For the avoidance of doubt, nothing in this Agreement shall grant Village Media Company or its Affiliates the right or license to (i) any live (or near live) rights to Exploit any events or other content owned or controlled by PFHOF (e.g., Enshrinement Ceremonies), or (ii) any programming or content in connection with or related to any Enshrinement Ceremony or the Enshrinement selection process (e.g., selection meetings, voting, debates or discussions prior to or during any selection meeting, presenter speeches, discussions or events immediately after Enshrinement Ceremonies, etc.).

4. Any content or properties utilizing the following trademarks:

•	Knock on the Door (Trademarked sold to social media company)
•	Hometown Hall of Famer (Trademarked sold to sponsors)

Exhibit A-1

5. The following movies:

•	Jim and Jill Kelly Movie

6. The autobiographical or biographical works related to the following players with video rights:

•	Michael Strahan
•	John Madden
•	Troy Aikman

7. The following television show concepts:

•	Hall of Fame City
•	Documentary One Years One Hundred Yards of Character
•	Strong Youth Strong Communities
•	Centennial Spectacular
•	Centennial Gala

8. Any digital live streaming rights, including without limitation, of the following properties:

•	State of the Hall
•	Super Bowl Luncheon
•	Salute to Greatness
•	Inspiration Project
•	The Mission
•	Heart of the Hall of Famer

9. Any licenses or sponsorships of video games granted to EA Sports (or its successor) with respect to Madden NFL or any other EA Sports football game.

Exhibit A-2